EXHIBIT 11 -  Computation of Earnings Per Share


Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries






                                                THREE MONTHS ENDED MARCH 31
                                                ----------------------------
                                                  1995                1994
                                                --------             -------
Primary:

        Average shares outstanding             12,171,528         12,258,693
                                               ==========         ==========
        Net income                           $  1,140,000        $ 1,054,000
                                             ============        ===========
        Earnings per share                       $  .09              $ .09
                                                 ======              =====

































                                    9